BOWVAU DISTRIBUTION AGREEMENT

                        EXCLUSIVE DISTRIBUTION AGREEMENT

This Distribution Agreement ("Agreement") is entered into as of the 12th day of April, 1999 between Quincy Vaughn and Norman Bowman doing business as Bowvau Records, LTD., a New Jersey Corporation with its principal location c/o Anetra Tilley, 50 Greenwood Avenue, D23, Montclair, New Jersey 07042 (hereinafter referred to as "Artist," "Label" or "Supplier") and Open Door Music Distribution, a Rhode Island corporation with its principal place of business at 10 Dorrance Street, Providence, Rhode Island, 02903 (hereinafter referred to as "Distributor").

WHEREAS, the Supplier is in the business of developing, marketing and supporting certain Products as defined below and the Distributor wishes to distribute to the dealers and the re-marketers of these Products and assures the Supplier that it has the facilities, personnel, and technical expertise necessary to market the Products. The Supplier is willing to grant to the Distributor, the exclusive right to distribute these Products to such dealers and re-marketers as qualify and as defined below for resale purposes. In consideration for the mutual promises, covenants, and Agreements made below, the parties, intending to be legally bound, agree as follows:

1. Definitions.

     "End-User." Any person or entity who purchases or licenses the Product(s).

     "Information." The technical or business information, either oral or written that the Supplier or the Distributor furnishes to the other marked as proprietary or confidential or simply treated as such by the disclosing party. It includes research, development or business activities, including any unannounced Products and services, as well as any information relating to services, developments, processes, plans, financial information, customer and Supplier lists, forecasts and projections. Information will also include the terms of this Agreement.

     "Intellectual Property Rights." Any work of authorship, regardless of copyrightability, including copyrights and any moral rights recognized by law; and any other similar rights, in each case on a national and international basis.

     "Products." The audio, digital or any other technical form, now known or later developed, of the musical, theatrical or literary performances developed or owned by the Supplier that are specifically listed in Exhibit A attached, along with enhancements, revisions, remixes or modifications made to the Products by the Supplier.

2.0 Term. This Agreement will begin on the date first written and will terminate Twenty-Four (24) months following the start date, unless sooner or later in accordance with the terms of this Agreement. Certain sections, as indicated below, will survive and remain effective even after the termination of this Agreement. all other rights and obligations of each party to the other will terminate upon the termination of this Agreement.

3.0 Exclusive Distributor. The Supplier grants the Distributor, an irrevocable exclusive right and license to distribute the Products alone or with other Products and to affix its own label in addition to the Suppliers on prior notice and consultation with Supplier. Except as providee, the Distributor will have sole control over methods of distributing, marketing, pricing, naming, packaging, labeling, advertising, and the terms and conditions of any sale, unless otherwise provided for herein.

3.1 Independent Contractors. The Supplier and the Distributor agree that their relationship is not that of joint venturers, principals or agents, or franchiser and franchisees. Both are independent contractors acting for their own accounts, and neither is authorized to make any commitment or representation, express or implied, on the other's behalf unless authorized to do so by the other in writing.

3.2 Use of Trademarks and Trade Names. No right, title or interest in or to any trademarks, trade names, professional names, slogans, labels and designs used by either the Supplier or the Distributor, nor the goodwill connected, is conveyed by this Agreement. All Parties may, in connection with the promotion and sale of the Products pursuant to the terms of this Agreement, refer to the other's applicable trade names or trademarks provided that all such references are in conformance with requirements regarding such use, as such requirements are communicated in writing from time to time by the Parties.

4.0 Distribution Rights. In recognition of the investment to be made by the Distributor in connection with its marketing and distribution of the Products, the parties agree to the following: The Supplier hereby grants the Distributor the exclusive right to distribute the Products in all countries in the world in which it is legal to sell the Products, subject to the limitations below and in
Section 4.1. The Distributor shall distribute the Products to any and all wholesale and retail outlets, chains, franchises, one stops, individual stores, or specialty stores or any store who normally and traditionally sell audio and video products embodying the performances of musical, literary or theatrical talent. These outlets include, without limitation, to any "Internet," "On-line" or new technological sales outlets now known or developed in the future.

The exclusive distribution rights granted to the Distributor pursuant to this Agreement expires Twenty-Four (24) months (the "Primary Contract Period") from the date first written above. Notwithstanding anything in the previous sentence, the Supplier controls the exclusive right to extend and renew this Agreement by exercising options ("Option Periods") as defined in this Paragraph. The length of each consecutive option shall be for a period of One (1) year commencing upon the expiration of the Primary Contract Period or the then current Option Period. Each option will be deemed automatically exercised by Supplier unless Supplier delivers notice to Distributor of its intention to terminate. Said notice to terminate shall be delivered to Distributor no later than Thirty (30) days prior to the expiration of the current Primary Contract or Option Period. It shall be made in writing and mailed to distributor by Certified or Registered mail, return receipt requested in order to be deemed delivered. The Supplier agrees to not sell any products or compete with the rights and responsibilities granted herein to the Distributor.

4.1 Reservation of Rights by Supplier. Despite the exclusive distribution rights granted to the Distributor pursuant to Section 4, the Supplier specifically reserves the following rights with respect to the sale of the Products.

5.0 Distributor's Responsibilities. During the term of this Agreement, the Distributor agrees to distribute the Products to any authorized dealers as defined herein. The Distributor will maintain an inventory of Products and warehousing facilities sufficient to adequately serve the demands of its dealers on a timely basis.

5.1 Promotional Efforts. Excluding Section 5.2, the Distributor shall, at its discretion, advertise and promote the Products in the advertising media of its choice after prior notice to and consultation with Supplier.

5.2. Participation by Distributor. For Products selling One Thousand (1,000) units and for each increment of One Thousand units sold thereafter, Distributor agrees to hold from its share of royalties and to place in a separate Advertising Escrow Account, an amount equal to Fifty ($0.50) cents per unit sold. Said account to be used for the purpose of advertising and promoting the Product. This expense will be deemed a non-recoupable advance to the Supplier and is meant to promote, expose and market the Products.

5.2.1 Participation by Supplier. For Products selling One thousand (1,000) units and for each increment of One Thousand units sold thereafter, Supplier authorizes Distributor to hold from its share of royalties and to place in a separate, interest bearing, Advertising Escrow Account, an amount equal to Fifty ($0.50) cents per unit sold. Said escrowed amounts to be used for the purpose of advertising and promoting the Product.

5.2.2 Use of Advertising Escrow Account. It is the sole discretion of the Supplier to direct the Distributor, in writing, as to whether funds deposited in its Advertising Escrow Account are to be used for advertising space or time solely for the promotion of its Products or as part of cooperative advertising buys in which Supplier is promoted along with other Suppliers or Artists of like or similar style, image and audience appeal. If Supplier agrees to participate in cooperative advertising buys, Distributor agrees to allocate advertising space, type size, placement and all other aspects of the advertising equally among the participant Suppliers.

Notwithstanding anything in Paragraph 11.1.1, upon expiration of this Agreement, including all extensions and renewals, the Supplier's share, in the amount of Fifty (50%) percent of the balance, remaining in the Advertising Escrow Account will be credited against any recoupable advances, expenses or costs advanced to the Supplier by the Distributor. Any remaining funds will be payable to the Supplier, in the form of a certified check, during the quarterly payment period directly after the date of expiration.

5.3 Supplier Packaging. The Distributor will distribute Products with all packaging, warranties, and disclaimers shipped by the Supplier and will require all the Dealers to adhere to the terms applicable to such Products.

5.4 Reports. The Distributor will mail to supplier no later than Fifteen (15) days after the end of each month during the term of this Agreement including any extensions, renewals or revisions and quarterly for Twenty-four (24) months after the expiration or termination of this Agreement, a report, customized to the Supplier's needs, showing the preceding month's current inventory of each Product, the quantity of each Product shipped, the number of returns or refunds on Products, the balance of Supplier's Advertising Escrow Account and other relevant information for the prior month.

5.5 Compliance with Laws. The Distributor will comply with all material applicable present and future federal, state, county, local, and, where necessary, foreign laws, ordinances, and regulations relating to the sale of the Products.

5.6 Service Support. Subject to the Distributor's customer service policy as set forth herein, and in union with the Supplier, the Distributor will provide sales support including without limitation, returns processing, End-User inquiries, field account maintenance and mutually approved sales incentives, in the form of "free goods, etc." The Supplier agrees to provide quality control support and will adjust or change manufacturing sources in the event that an inordinate amount of Product is found to be defective and is returned to the Distributor for replacement or credit by End-Users.

6.0 Orders. The Distributor hereby places, upon execution of this Agreement, an initial inventory order for Product to be received no later than fourteen days from the date of the written order. Said order to be deemed the Initial Inventory (the "Initial Inventory"). All subsequent orders will be in writing or if placed orally, will be confirmed in writing within Five (5) business days via fax, e-mail or regular mail and shipped to be received by Distributor no later than fourteen days from the date the order is first written. All orders, whether in writing or verbal will specify the quantity and description of the Products, requested delivery dates and any special instructions. All orders will be governed solely by the terms and conditions of this Agreement unless otherwise agreed upon, in writing, by the Parties. No Partial shipment will be made without the Distributor's prior written approval. At no charge, the Distributor may at any time with at least fourteen (14) days' prior written notice to the Supplier, reschedule and postpone for up to Thirty (30) days the delivery of any Products.

6.1 Cancellation of Orders. Any order under this Agreement, including, without limitation, the Initial Order will be cancelable by the Distributor, without charge, upon an adverse ruling in the form of a restraining order, injunction, or other remedy issued by any court of competent jurisdiction preventing or restraining the Supplier from selling, or the distributor from reselling, the Products. In the event of such an adverse court ruling the supplier will, at its own expense, immediately procure for the Distributor the right to continue the use, sale or resale of such Products purchased under this Agreement or having failed to obtain such right, replace or modify such products in order that the Distributor may continue to use, sell or resell such products or having failed to replace or modify such Products in order that the Distributor may continue to sue, sell or resell such Products or having failed to replace of modify such Products, refund to the Distributor any related reasonable expenses, future advertising, marketing or merchandising expenses that cannot be canceled or any other financial expense incurred by the Distributor in conjunction with the sale and distribution of the Products. If the Supplier reasonably elects to replace or modify any of the Products, such replacement or modification will substantially meet the respective performance and quality specifications of the replaced or modified Products. Cancellations of deliveries scheduled more than Forty-Five (45) days from the date of the cancellation may be made without charge to the Distributor.

6.2 Supplier Cancellation. The Supplier reserves the right to cancel any orders placed by the Distributor and accepted by the Supplier, or refuse or delay thereof, if the Distributor fails to make any payment as provided in this Agreement.

6.3 Freight and Tax Charges. The Supplier will pay the cost of freight and taxes, levies, duties or fees of any kind, whatsoever applicable to the shipment of any Products to the Distributor. The Distributor will not be required to pay taxes if tax exemption certificates or licenses acceptable to the appropriate taxing authorities are in its possession. If the Distributor fails to designate in writing, not less than Fourteen (14) business days prior to shipment, the carrier, the amount of insurance and nature of coverage, the Supplier may specify any item not so designated.

6.4 Payment Terms. Distributor will pay to Supplier, on a quarterly basis, Seventy-Five (75%) Percent of the purchase price as set forth in Exhibit "B" of this Agreement.

6.5 Packaging. The supplier will provide appropriate packaging as requested by the Distributor to permit Products to be shipped directly into the Distributor's system without reopening the boxes or re-handling the finished goods. The Distributor may request that the Supplier ship directly to any location designated by the Distributor. The Supplier agrees to comply with these requests at no additional charge (other than transportation charges) provided that the Distributor furnishes the supplier with shipping instructions at least Five (5) days prior to shipment. The Supplier agrees to supply art, graphics, film, biographical material, press clippings or any other item to be used for promotional or advertising purposes by the Distributor. The Distributor agrees to provide displays, rack dividers or other forms of "in-store" display, on prior notice and consultation with Supplier, as required or by its distribution outlets. The Distributor's costs, with prior notice and consultation with Supplier, would be recoupable expenses, deductible from Supplier's royalties payable, itemized and included on the Reports as defined in Section 5.4 herein.

6.6 Warehousing. The Distributor may request that the Supplier ship to its own warehouse, or to another warehouse owned by a third party. In the event, the Supplier's shipment will constitute delivery to the Distributor. The supplier will procure insurance to cover damage or loss to these shipments while in the warehouse awaiting final delivery to the Distributor as set forth in this Agreement. The Supplier will arrange for final shipment to the dealers or warehouse designated at the Distributor's instruction. The Distributor agrees to procure insurance to cover damage or loss to these shipments while in the warehouse awaiting final delivery to dealers or customers as se forth in this Agreement.

7.0 Financial Condition. The Distributor represents and warrants that it is and at all times during the term of this Agreement will remain in good financial condition, solvent and able to pay its bills when due. From time to time, on reasonable notice to the Distributor, an audit of the Books and Records pertaining to this Agreement can be scheduled as long as it is during normal business hours, at Supplier's sole expense, at a place and time designated by Distributor and no more frequently than once in any contract year of this Agreement. If errors or discrepancies are found, the responsible Party shall reimburse or correct the error within Thirty (30) business days together with Supplier's reasonable audit costs. Interest will accrue on any delinquent amounts owed to the Supplier at the rate of One (1%) percent per month, or at the maximum permitted by applicable law, whichever is less.

7.1 Pricing. The Supplier is free to determine its own suggested resale prices for the Products.

8.0 Risk of Loss. The Supplier assumes the risk of loss and damage of the Products in transit from the Supplier's shipping point to the point of destination while the Distributor assumes the risk once Product is warehoused.

8.1 Shipment. All Products will be shipped F.O.B. the Supplier's point of shipment to the Distributor's identified warehouse facilities or freight forwarded to be received no later than fourteen days from the date the order was first written. Unless specified in the order, the Supplier will select the carrier and mode of shipment. Unless the Distributor clearly advises the Supplier to the contrary in writing, the Supplier may make partial shipments of the Distributor's orders. Delay in delivery of any installment will not relieve the Distributor of its obligation to accept the remaining deliveries, unless canceled pursuant to this Agreement. The Supplier will use reasonable efforts to meet the Distributor's requested delivery schedules. Should orders exceed the Supplier's available inventory, the Supplier will allocate its available inventory and make deliveries on a basis the Supplier deems equitable, in its sole discretion, and without liability to the Distributor on account of the method of allocation chosen.

9.0 Warranty to Distributor's Customers. The Distributor will pass on to its End-User customers a One-Year Limited Warranty--For one (1) year after the date of shipment to End-User the Supplier will at its sole discretion, replace or furnish credit for any Product purchased by End-User that, in the Supplier's judgment, has a defect in material or workmanship provided the Product is returned, transportation charges prepaid, to the Supplier with the Supplier's prior permission and return authorization number, and provided further that the Product has not been misused (including electrostatic discharge) or improperly operated. If the Supplier's examination does not disclose a defect in material or workmanship on a Product clai9med to be defective, the End-User agrees to pay the Supplier's established charges for unpacking, testing, and repackaging the Product for re-shipment to the End-User. This provision states the End-User's exclusive and sole remedy for Supplier's breach of warranty. This provision does not extend the original warranty period of any Product that has been replaced by the Supplier. It may be modified or amended only by a written instrument signed by a corporate officer of the Supplier and accepted by the End-User. The Supplier" liability under the warranty will be limited to replacement or credit for the customer's purchase price. In no event will the Supplier be liable for the cost of procurement of substitute goods by the customer or for any special, consequential or incidental damages for breach of warranty.

9.1 Distributor Duties. The Distributor agrees to honor all replacement requests from Dealers or End-Users pursuant to the terms of the End-User Agreement pertaining to the defective units. The Distributor will instruct all the Dealers to submit all replacement requests to the Distributor.

9.2 Additional Protection. If, within any Six (60) month period, Twenty (20%) percent or more of the Products, while within the warranty period specified in this Agreement, exhibit defects of the same kind and nature, and such defects are the result of faulty design or workmanship or defects in materials arising from any cause for which the Supplier is responsible, then the Supplier agrees to give compensation, or render assistance, at the Supplier's sole expense, to the Distributor by delivery of replacement Products found to be defective to the place designated by the Distributor. The Distributor will provide the Supplier a written report of all warranty claims at least once every Three (3) months.

9.3 Indemnification. The Supplier will indemnify the Distributor from any claim brought against the Distributor on Product liability. The supplier will defend or settle and the Supplier agrees, at its own expense, to defend or settle any claim brought against the Distributor on the issue of Product liability, subject to the limitations in this Agreement. The Supplier agrees to pay, subject to this Agreement, any final, non-appealable judgment entered against the Distributor on such issue in any such suit defended by the Supplier. The Supplier will be relieved of the foregoing obligations unless the Distributor or its Customer notifies the Supplier promptly in writing or such claim and gives the Supplier authority to proceed as contemplated herein, and, at the Supplier's expense, gives proper and full information and assistance to settle or defend any such claim. The foregoing provisions of this Section states the entire liability and obligations of the Supplier and the exclusive remedy of the Distributor and its Customers, with respect to any alleged Product liability suit related to the Products or any part thereof.

10.0 Ownership Warranty and Indemnification. The Supplier warrants to the Distributor that the Products are the originals with the Supplier, the Products do not infringe upon any copyright or other proprietary rights of others, the Supplier has full power and authority to grant the rights herein granted to the Distributor and the Supplier has not previously or otherwise granted any other rights in the Products to any third party that conflict with the rights in this Agreement granted to the Distributor. The supplier agrees to defend at its expense and hold the distributor harmless from any claim against the Distributor resulting from a breach of any of the warranties set forth above and to pay any reasonable costs, damages, or expenses (including attorneys' fees) arising from any such claim. The Supplier will have sole control of the defense, all negotiations and settlement. The Distributor will promptly notify the Supplier in writing of any such claim and, at the Supplier's request and expense, provide the Supplier with all available information to enable the Supplier to defend the same. Following notice of a claim or a threatened or actual suit, the Supplier will immediately, at its own expense, procure for the Distributor the right to continue the use of the Products subject to such claim, demand, or, having failed to obtain such right, replace or modify such Products to make them non-infringing, or having failed to replace or modify the Products, refund to the Distributor the purchase price of all unsold Products. If the distributor elects to replace any of the Products, such replacement will substantially meet the performance and interface specifications of the replaced Products. The warranties stated in this Section will survive the expiration or termination of this Agreement.

11.0 Termination Events. This Agreement may be terminated by either Party upon the occurrence of any assignment for the benefit of the creditors, or any bankruptcy, reorganization, or other proceeding under any bankruptcy or insolvency law which is initiated by the other party, or is initiated against it and not dismissed or stayed within Thirty (30) days, a material breach by the other party of any of the terms of this Agreement, which breach is not remedied by the other party within thirty 930) days of the other party's receipt of notice of such breach or upon the sale or distribution of the Products in violation of the Distributor's exclusive distribution rights as described in
Section 4.1. Distributor warrants and represents that Supplier's Products shall be distributed via Valley Media. Distributor shall notify Supplier if its Products ceases to be distributed via Valley Media, in which case Distributor has Ninety (90) days to secure comparable distribution or supplier shall have the right to terminate this Agreement. The written notice of termination will be given by registered or certified mail, in which event this Agreement will terminate thirty (30) days from the date of mailing of the notice providing Distributor is not able to cure said breach during that time and without relinquishing any of Supplier's rights to pursue remedies other than termination.

11.1 Supplier's Early Termination. This Agreement may be terminated by the Supplier at any time during the Primary Contract Period or any other option period, upon receipt of a bona fide offer to Supplier from a major record or distribution company, major being defined by the standards and traditions of the Music Industry (i.e. Sony, Universal, etc.). Notwithstanding anything in the foregoing sentence, the Distributor is hereby granted the right of first refusal providing Distributor with the opportunity to submit a counter-offer, that is of a comparable or more favorable term, to the Supplier within Three (3) business days of said bona fide offer. If Supplier accepts Distributor's counter-offer, then both Parties agree to negotiate the new agreement in good faith.

11.1.1 Early Termination. If supplier declines Distributor's counter-offer, and chooses to terminate, entering into a new recording or distribution agreement, as defined herein within Twelve (12) months from the date of the early termination, Supplier agrees to pay or cause to be paid directly to the Distributor a sum equal to One (1%) percent of retail sales on any product released by supplier during the term of any new agreement. Distributor will continue to distribute any distributed under this Agreement to date. Notwithstanding any rates as set forth in Exhibit "C," upon early termination of this Agreement, the following Post Term Royalty rates will apply to the Product set forth on Exhibit "A" and be payable to the Distributor as follows: Year One--After Early termination--Fifteen (15%) percent; year Two-After Early Termination--Ten (10%) percent; Year Three--After Early Termination--Five (5%) percent; and Nothing thereafter. Further, Supplier agrees to provide Distributor with adequate inventory levels, and to abide by all other terms and provisions governing the distribution, sale, quality control and End-User services as set forth herein including, but not limited to the Supplier's Advertising Escrow account. The Distributor may, at its discretion, choose to manufacture the distributed product in order to maintain inventory levels as needed. In the event that Distributor does manufacture Products, all expenses and costs shall be deemed recoupable advances and be deductible from Supplier's share of royalties as set forth herein. Upon expiration of the Post Term term, all rights, inventories, Product, royalties, and Supplier's share of Advertising Escrow Account will revert back to Supplier.

11.1.2 Early Termination Buy Out. Notwithstanding anything stated in the above Sections, in the event of Early Termination as set forth in Section 11.1.1, Supplier may elect to buy out Distributor by way of a flat fee buy out. Said amount to be negotiated at the time of Early Termination, in good faith and agreed upon, in writing by all Parties. In the event of a flat fee buy out all rights, product, inventory, royalties, future overrides, accrued Advertising Escrow Accounts, art, masters or other item as set forth herein would revert back to Supplier.

12.0 Fulfillment of Obligations. Any termination of this Agreement will not otherwise release either party from its obligation to pay any sum that may be then or thereafter owing to the other party nor operate to discharge any liability incurred by either party prior to any such termination. Except as qualified by the preceding sentences, neither party will, by reason of the termination of this Agreement, be liable to the other for any damages arising out of any such termination.

12.1 Effect of Termination and Survival. Except in the event of Early Termination, the Distributor shall cease all display, advertising, and use of all the Supplier names, trademarks, logos, and designations and will not thereafter use, advertise, or display any such names, logos trademarks, or designations. Upon termination of this Agreement, the due date of all outstanding invoices will automatically be accelerated and all such invoices will become due and payable. All orders or portions thereof remaining unshipped as of the effective date of termination may be canceled by the Supplier, at its option, to the extent they call for delivery more than Thirty (30) days after the date of termination. Upon receipt of any Products so reacquired from the Distributor, the Supplier will issue the appropriate entry to the Distributor's ledgers and accounts.

13.0 Protection of Information. The Parties agree to hold Information in confidence, except as permitted by this Agreement, as it uses to protect its own confidential information. If used in a manner contrary to the terms of this Section, the other party will have the right, to injunctive relief enjoining such attempts, it being agreed that legal remedies are inadequate. No press releases or other like publicity or advertising of any nature regarding this Agreement that mentions the terms and conditions of this Agreement or the other party by name will be released by a party without the prior written agreement of the other party. Without the prior written consent of the Supplier, the Distributor will refrain from copying, reverse engineering, disassembling, de-compiling, translating, or modifying the Products, or granting any other person or entity the right to do so.

13.1 Notification. The Distributor will promptly notify the Supplier of any claims, or notification that its marketing, licensing, support, or service may or will infringe the Intellectual Property Rights of any other person or entity and any determination or notification that any person or entity is or may be infringing the Intellectual Property Rights of the Supplier. The Distributor will assist the Supplier in the protection and defense of such Intellectual Property Rights.

14.0 Assignment. Except as set forth herein, neither this Agreement nor any of its rights, in whole or in part, will be assignable or transferable by either party without the express written consent of the other party. This Agreement will be binding upon and take effect for the benefit of the successors and assigns of the parties to this Agreement.

14.1 Waiver, Amendment, Modification. No waiver, amendment or modification, including those by custom, usage of trade, or course of dealing, of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No waiver by any party of any default in performance by the other party under this Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of this Agreement will constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any terms or conditions of that Agreement. Performance of any obligation required of a party under this Agreement may be waived only by a written waiver signed by a duly authorized officer of the other party, that waiver will be effective only with respect to the specific obligation described in that waiver.

14.2 Force Majeure. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control, including without limitation fire, natural disaster, earthquake, accident or other acts of God ("Force Majeure"), provided that the party seeking to delay its performance gives the other written notice of any such Force Majeure within 15 days after the discovery of the Force Majeure, and further provided that such party uses its good faith efforts to cure the Force Majeure. If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure. This Article will not be applicable to any payment obligations of either party.

14.3 Settlement of Disputes. Each party acknowledges that, if there is any breach including, without limitation, unauthorized use of Confidential Information, the non-breaching party will suffer injury that cannot be compensated by money and therefore will not have an adequate remedy at law. If either party institutes an action to enforce the provisions of this Agreement which may be brought in either Rhode Island or New York County, such party will be entitled to obtain such injunctive relief or other remedy from a court of competent jurisdiction as may be necessary to prevent or curtail any such breach. These will be in addition to and without prejudice to such other rights as such party may have in law or in equity.

14.3.1 Any dispute or claim arising out of this Agreement other than those set forth in Paragraph 14.3, or any aspect of the creation, validity, interpretation, breach, or termination of this Agreement will be submitted to binding arbitration to be held in Providence, Rhode Island before a panel of three arbitrators. Either party may demand arbitration in writing, serving on the other party a statement of the dispute, controversy, or claim, and the facts relating to it, in reasonable detail, and the arbitrator nominated by that party. Within thirty (30) days after such demand, the other party will name its arbitrator, and the two arbitrators named by the parties will, within ten (10) days, select a third arbitrator. The arbitration will be filed with and governed by the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The reasonable expenses of arbitration will be borne by the party against whom the decision is rendered, or apportioned in accordance with the decision of the arbitrators if there is a compromise decision. Judgment upon any award may be entered in any court of competent jurisdiction. All notices from one party to the other relating to any arbitration under this Agreement will be in writing and will be effective if given in accordance with Section 14.7. below.

14.4 Proprietary Information. Each party acknowledges that it may be furnished with or may receive or have access to information or material that relates to past, present or future Products, and marketing plans, "Proprietary Information." The Parties agree to preserve the confidentiality of the Proprietary Information, whether disclosed to the other party before this Agreement is signed or afterward, including the terms of this Agreement. A party will not disclose or disseminate the Proprietary Information for its own benefit or of any third party. The previously stated obligations do not apply to any information that is publicly known, is given to a party by someone else who is not obligated to maintain confidentiality or a party has already developed prior to the day this Agreement is signed, as evidenced by documents. Neither party will take or cause to be taken any physical forms of Proprietary Information without the other party's written permission. Within three (3) days after the termination of this Agreement, a party will return to the other party all copies of Proprietary Information in tangible form. Despite any other provisions of this Agreement, this Section will survive termination of this Agreement.

14.5 Cumulative Rights. Any specific right or remedy provided in this Agreement will not be exclusive but will be cumulative upon all other rights and remedies set forth in this section and allowed under applicable law.

14.6 Governing Law. This Agreement will be governed by the substantive laws of the State of Rhode Island applicable to Agreements made and fully performed in Rhode Island by Rhode Island residents. The parties acknowledge that this Agreement expresses their entire understanding and Agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section. This Agreement supersedes and otherwise renders null and void any and all prior Agreements or contracts, whether written or oral. This Agreement may be executed in multiple counterparts, any one of which will be deemed an original, but all of which will constitute one and the same instrument. If any provision of this Agreement is found invalid or unenforceable under judicial decree or decision of the American Arbitration Association or of a Court, the remainder will remain valid and enforceable according to its terms.

14.7 Notices. All notices required or permitted under this Agreement will be in writing and will be delivered or mailed certified return receipt requested to the respective parties at the addresses set forth above or at such other address as such party will specify to the other party in writing. Any notice required or permitted to be given by the provisions of this Agreement will be conclusively deemed to have been received on the day it is delivered to that party by U.S. Mail with Acknowledgment of Receipt or by any commercial courier providing equivalent acknowledgment of receipt. Captions and section headings used in this Agreement are for convenience only and are not a part of this Agreement and will not be used in construing it.

         We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

SUPPLIER:  Bow Vau Records, LTD              DISTRIBUTOR:  Open Door Music, Inc.


By:  /S/                                     By:  /S/
   -----------------------------                -------------------------------
       Norman Bowman                             David DeBoene, President
Title: Chairman

By:
           Quincy Vaughn
Title:     President and CEO

                                    EXHIBIT A

                                    Products
                                    --------


                          The Doobeez, Drama in Jersey

                          Millenium Men 4000k, Forever

                          Gee Rock & the CND Coalition







                                    EXHIBIT B

                               Supplier Customers
                               ------------------

                                    EXHIBIT C

                          Suggested List Price Schedule
                          -----------------------------
                                CDs, Vinyl & EP's
                                -----------------


Wholesale          Retail        Supplier's Share**      Distributor's Share**
                                      75.00%                     25.00%
  $4.83              $8.97            $3.62                      $1.21
  $5.29              $9.97            $3.96                      $1.33
  $6.07             $10.97            $4.55                      $1.52
  $6.44             $11.97            $4.83                      $1.61
  $7.18             $12.97            $5.38                      $1.80
  $7.73             $13.97            $5.79                      $1.94
  $8.19             $14.97            $6.14                      $2.05
  $8.83             $15.97            $6.62                      $2.21
  $9.29             $16.97            $6.96                      $2.33
 $10.03             $17.97            $7.52                      $2.51

**In the event wholesale prices shall be adjusted upward or downward, corresponding adjustments shall be made to reflect Seventy-Five (75%) percent of the actual wholesale price for the Supplier or Twenty-Five (25%) percent of the actual wholesale price for the Distributor as the case may be.



                          Suggested List Price Schedule
                          -----------------------------
                                Cassettes & EP's

Wholesale          Retail        Supplier's Share**      Distributor's Share**
                                      75.00%                     25.00%
  $2.25              $5.90            $1.69                        .56
  $2.94              $6.98            $2.21                        .74
  $3.77              $7.98            $2.83                        .94
  $4.36              $9.98            $3.27                      $1.09
  $5.34             $10.98            $4.01                      $1.34
  $5.99             $11.98            $4.49                      $1.50
  $6.28             $12.98            $4.71                      $1.57
  $7.14             $13.98            $5.36                      $1.79
  $7.31             $14.98            $5.48                      $1.83
  $7.89             $15.98            $5.92                      $1.97
  $8.76             $16.98            $6.57                      $2.19

**In the event wholesale prices shall be adjusted upward or downward, corresponding adjustments shall be made to reflect Seventy-Five (75%) percent of the actual wholesale price for the Supplier or Twenty-Five (25%) percent of the actual wholesale price for the Distributor as the case may be.

                             Cassette Singles & EP's
                             -----------------------


Wholesale          Retail        Supplier's Share**      Distributor's Share**
                                      75.00%                     25.00%
  $1.75              $4.99            $1.31                       $.44
  $2.25              $5.49            $1.69                       $.56
  $2.65              $5.99            $1.99                       $.66
  $2.80              $6.49            $2.10                       $.70
  $2.94              $6.99            $2.21                       $.74
  $3.77              $7.99            $2.83                       $.94

**In the event wholesale prices shall be adjusted upward or downward, corresponding adjustments shall be made to reflect Seventy-Five (75%) percent of the actual wholesale price for the Supplier or Twenty-Five (25%) percent of the actual wholesale price for the Distributor as the case may be.